Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO
	LONDON	WASHINGTON, D.C.

FOUNDED 1866
November 25, 2009
TD AMERITRADE Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127

Re:	TD AMERITRADE Holding Corporation
$250,000,000 2.950% Senior Notes due 2012
$500,000,000 4.150% Senior Notes due 2014
$500,000,000 5.600% Senior Notes due 2019

Ladies and Gentlemen:
     We refer to the Registration Statement on Form S-3 (Registration No. 333-163211) (the “Registration Statement”) filed by TD AMERITRADE Holding Corporation, a Delaware corporation (the “Company”), and TD AMERITRADE Online Holdings Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the “Guarantor”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing $250,000,000 aggregate principal amount of the Company’s 2.950% Senior Notes due 2012 (the “2012 Notes”), $500,000,000 aggregate principal amount of the Company’s 4.150% Senior Notes due 2014 (the “2014 Notes”) and $500,000,000 aggregate principal amount of the Company’s 5.600% Senior Notes due 2019 (together with the 2012 Notes and 2014 Notes, the “Notes”), and the Guarantor is providing a guarantee of the Notes (the “Guarantee” and, together with the Notes, the “Securities”). The Securities are being issued under an Indenture, dated as of November 19, 2009, as supplemented by the First Supplemental Indenture dated November 25, 2009 (as so supplemented, the “Indenture”), among the Company, the Guarantor and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Trustee”).
     This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     We are familiar with (i) the Registration Statement, (ii) the Company’s prospectus dated November 19, 2009 included in the Registration Statement (the “Base Prospectus”), (iii) the Company’s prospectus supplement dated November 20, 2009 supplementing the Base Prospectus and relating to the Securities, (iv) the Indenture, (v) the Securities in global form, (vi) the executed Underwriting Agreement, dated November 20, 2009 (the “Underwriting Agreement”), among the
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TD AMERITRADE Holding Corporation
November 25, 2009

Company, the Guarantor and Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the several underwriters named in Schedule A thereto, relating to the issuance and sale of the Securities, (vii) certain resolutions of the Board of Directors of the Company adopted on October 15, 2009, as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the authorization of the Registration Statement and the issuance and sale of the Notes, (viii) certain resolutions of the Board of Directors of the Guarantor adopted on October 15, 2009, as certified by the Secretary of the Guarantor on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the authorization of the Registration Statement and the issuance and sale of the Guarantees, (ix) the amended and restated certificate of incorporation of the Company and the amended and restated by-laws of the Company, in each case, as currently in effect, and as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect and (x) the restated certificate of incorporation of the Guarantor and the by-laws of the Guarantor, in each case, as currently in effect, and as certified by the Secretary of the Guarantor on the date hereof as being true, complete and correct and in full force and effect. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantor and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.
     Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:
     1. The issuance and sale of the Notes pursuant to the Underwriting Agreement have been duly authorized by the Company, and, when the Notes are duly executed and delivered by the Company, and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and duly delivered to the purchasers thereof against payment of the agreed consideration therefor as contemplated by the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law).
     2. The issuance and sale of the Guarantees pursuant to the Underwriting Agreement have been duly authorized by the Guarantor, and, when the Guarantees are duly executed and delivered by the Guarantor in accordance with the provisions of the Indenture, and the Notes to which the Guarantees relate shall have been duly issued and delivered to the

TD AMERITRADE Holding Corporation
November 25, 2009

purchasers thereof against payment of the agreed consideration therefor as contemplated by the Underwriting Agreement, the Guarantees will constitute valid and legally binding obligations of the Guarantor (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law).
     This opinion letter is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC thereunder.
Very truly yours,
/s/ Sidley Austin LLP